Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2023, relating to the consolidated financial statements of Vistra Corp. and its subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Vistra Corp. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in the prospectus, which is the part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

January 23, 2024